UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 28, 2012

Loral Space & Communications Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14180	87-0748324
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 Third Avenue, New York, New York		10016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(212) 697-1105

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2012, the Board of Directors of Loral Space & Communications Inc. ("Loral" or the "Company") declared a special dividend of $13.60 per share for an aggregate dividend of up to $421 million. The dividend is payable on April 20, 2012 to holders of record of Loral voting and non-voting common stock as of April 10, 2012. As of March 27, 2012, there were outstanding 21,117,311 shares of Loral voting common stock and 9,505,673 shares of Loral non-voting stock.

In connection with the payment of the special dividend described above, equitable adjustments will be made to the outstanding equity-based long-term incentive awards held by our employees (including our named executive officers). Adjustments to outstanding options and restricted stock units (RSUs) will generally be accomplished by application of an adjustment ratio that will be determined by dividing Loral’s stock price on the day immediately before Loral’s stock trades ex-dividend by Loral’s stock price on the first day that Loral’s stock trades ex-dividend. The number of Loral shares underlying each option will be multiplied by the adjustment ratio and the exercise price of each option will be divided by the adjustment ratio. The number of Loral shares currently underlying each RSU will be multiplied by the adjustment ratio to determine the number of Loral shares underlying the RSU following the special dividend, unless the RSU holder elects to forego such adjustment and instead receive a dividend equivalent right, in which case, the RSU holder will be entitled to a cash payment equal to $13.60 in respect of each RSU upon settlement of the RSU. Additionally, in connection with the declaration of the special dividend, the value of each deferred compensation account tied to the value of Loral’s stock will be frozen to prevent such accounts from losing value on account of the special dividend.

Item 8.01 Other Events.

Loral’s declaration of the special dividend referred to in Item 5.02 above is a direct result of Telesat’s completion on March 28, 2012 of a refinancing and recapitalization transaction which resulted in a dividend from Telesat to Loral. As part of the transaction, Telesat entered into a new credit agreement that replaced its existing credit agreement and increased its indebtedness by approximately $490 million. In addition, the Board of Directors and shareholders of Telesat approved payments to Telesat’s option holders and distributions to Telesat’s shareholders of CAD 705 million in the aggregate, of which a total of CAD 420 million will be paid to Loral. The distributions by Telesat to its shareholders were authorized to be paid in two tranches; the first tranche was paid by Telesat on March 28, 2012, the closing date of the transaction, with Loral receiving CAD 375 million, and the second tranche is planned for payment in the third quarter of 2012 with Loral to receive CAD 45 million. The dividend to be paid to Loral’s shareholders approximates the full amount of both dividend tranches to be received by Loral from Telesat. Pending receipt of the second tranche from Telesat, Loral will use its available cash balance to fund the difference between the Loral dividend being paid and the proceeds received from Telesat.

The new Telesat credit agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 Credit Agreement, dated as of March 28, 2012, by and among Telesat Holdings, Inc., Telesat Canada, Telesat LLC, the guarantors party thereto, JP Morgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto (incorporated by reference to Exhibit 4.1 in the Form 6-K filed by Telesat Canada on March 29, 2012)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loral Space & Communications Inc.

March 29, 2012	By:	Avi Katz

Name: Avi Katz
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Credit Agreement, dated as of March 28, 2012, by and among Telesat Holdings, Inc., Telesat Canada, Telesat LLC, the guarantors party thereto, JP Morgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto (incorporated by reference to Exhibit 4.1 in the Form 6-K filed by Telesat Canada on March 29, 2012)